EXHIBIT 99.1

[LOGO OF CARDIMA, INC.]

COMPANY CONTACT:	INVESTOR CONTACTS:	MEDIA CONTACTS:
Cardima, Inc. Ronald E. Bourquin Senior Vice President, Chief Financial Officer (510) 354-0300 www.cardima.com	Lippert/Heilshorn & Associates, Inc. Bruce Voss (bvoss@lhai.com) Jody Cain (jcain@lhai.com) (310) 691-7100 www.lhai.com	Investor Relations Group Janet Vasquez Dian Griesel, Ph.D. (212) 825-3210

FOR IMMEDIATE RELEASE

CARDIMA REDUCES WORKFORCE

FREMONT, Calif. (June 30, 2003) – Effective today, Cardima®, Inc. (Nasdaq SC: CRDM) has reduced its current workforce by approximately 30%, leaving the company staffed with fifty-two employees. This reduction affected all functional areas of the company. The Company will take a charge in the second quarter of fiscal 2003 of approximately $325,000 for severance and benefits.

“This staff reduction is intended to concentrate our resources as we work through the delay in the REVELATION® Tx approval,” commented Gabriel Vegh, Chairman and CEO of Cardima. “We remain focused on efforts to resolve issues with the FDA in light of the Circulatory System Devices Panel’s recent non-approval recommendation, and to lay the foundation for the marketing of both our Surgical Ablation System and the REVELATION® Tx. We continue to seek a partnering agreement for selling the Surgical Ablation System worldwide.”

The Company said it intends to maintain appropriate staffing to continue executing its business plan and does not foresee any disruption in the supply chain for devices to its existing markets and customers due to this workforce reduction.

About Cardima

Cardima, Inc. has developed the REVELATION® Tx, REVELATION® T-Flex and REVELATION® Helix linear ablation microcatheter systems for the minimally invasive treatment of atrial fibrillation (AF). The REVELATION® Helix was developed for the treatment of AF originating in the pulmonary veins of the heart. The REVELATION® Tx, REVELATION® T-Flex and REVELATION® Helix systems have received CE Mark approval in Europe and received approval in Canada in January 2003. The Company has also developed a Surgical Ablation System, which is expected to be used by cardiac surgeons for the treatment of AF, to ablate cardiac tissue during heart surgery using radio frequency (RF) energy. In February 2003, the Company announced that it had received FDA 510(k) clearance to market the Surgical Ablation System in the U.S.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include the Company’s ability to raise additional capital, whether the Company’s pre-market approval (PMA) application for the REVELATION® Tx or any other product will be approved by the FDA, the possibility of business disruption or unanticipated expenses due to the staffing reduction, and whether the Company will be able to conduct successful clinical trials, obtain regulatory approvals, gain acceptance for its products from the marketplace, secure distribution partners or successfully market, sell and distribute its products to end users in the event FDA approval is obtained. Additional risks are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission on March 31, 2003, and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

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